INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No.
34 to Registration Statement on Form N-1A under the
Securities Act of 1933, filed under No. 2-90309, of our report dated November 12, 2001, relating to Summit Mutual
Funds, Inc., including S&P 500 Index Fund, S&P MidCap 400
Index Fund, Russell 2000 Small Cap Index Fund, Nasdaq-100
Index Fund, EAFE International Index Fund, Total Social
Impact Fund, Balanced Index Fund, Lehman Aggregate Bond
Index Fund, Everest Fund, Bond Fund, Short-term Government
Fund, Emerging Markets Bond Fund, High Yield Bond Fund, and
Money Market Fund, appearing in the Statement of Additional
Information, which is part of such Registration Statement, and to the references to us under the captions "Financial
Highlights" and "Independent Auditors" in such Registration
Statement.


DELOITTE & TOUCHE LLP

Chicago, Illinois
January 30, 2002